Exhibit 2.3

SHARE CONTRIBUTION AGREEMENT

This SHARE CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June 27, 2024, by and between Heramba Limited, an Irish private company limited by shares duly incorporated under the laws of Ireland, with company number 745130 and registered address at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (the “Seller”), and Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland, with company number 744994 and registered address at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (“Irish Holdco”).

WHEREAS, this Agreement is entered into pursuant to and in connection with that certain Business Combination Agreement, dated as of October 2, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), Irish Holdco, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111, the Seller and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (the “Company”), a copy of which is attached to the Reference Document as Schedule 1, pursuant to which, among other things, SPAC and the Company shall enter into a business combination; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Seller desires to transfer as contribution to Irish Holdco, and Irish Holdco desires to accept from the Seller, one hundred percent (100%) of the issued and outstanding shares of the Company, in particular the 25,000 shares of the Company with the sequential numbers 1 through 25,000 and a nominal value of € 1.00 each (the “Contributed Shares”) as consideration for the allotment and issuance by Irish Holdco of the Share Consideration to the Seller.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the BCA, the parties hereto agree as follows:

ARTICLE 1
THE TRANSACTION

1.1 Application of Terms of BCA and Interpretation.

(a) This Agreement is being entered into pursuant to and in connection with the BCA and references in this Agreement to the BCA are to the BCA as amended, restated or modified from time to time in accordance with the terms thereof.

(b) Capitalized terms used in this Agreement but not otherwise defined herein have the meanings ascribed thereto in the BCA.

(c) It is the intention of the parties that this Agreement be consistent with the terms of the BCA. Unless expressly provided otherwise in this Agreement, in the event of any conflict or inconsistency between the terms of the BCA and the terms hereof, the terms of the BCA will control to the maximum extent permitted under applicable Law and the parties agree that this Agreement is not intended, and will not be construed in any way, to enhance, modify or decrease any of the rights or obligations of the parties from those contained in the BCA, in each case other than in relation to the transfer of the Contributed Shares, which shall be governed solely by this Agreement.

1.2 Contribution of Contributed Shares. On the terms set forth in this Agreement and in accordance with the BCA, subject to the condition precedent within the meaning of Section 158 para. 1 of the German Civil Code (aufschiebende Bedingung im Sinne des § 158 Abs. 1 des Bürgerlichen Gesetzbuchs) of the allotment and issuance of the Share Consideration in accordance with the provisions of Section 1.5, below (such allotment and issuance of the Share Consideration, the “Share Consideration Closing”), and in accordance with the BCA, the Seller hereby transfers to Irish Holdco, and Irish Holdco hereby accepts from the Seller, the Contributed Shares and all rights attaching to them at the Share Consideration Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Share Consideration Closing) as consideration for the allotment and issuance by Irish Holdco of the Share Consideration to the Seller.

1.3 The parties hereto hereby explicitly confirm that the terms “contributed” and “contribution” in this Agreement do not refer to the Irish law principles of a contribution of shares but refer to the German law principles, in particular under the German Civil Code, the German Transformation Act and German Transformation Tax Act of a contribution of shares.

1.4 Share Consideration. In consideration of the contribution of the Contributed Shares by the Seller to Irish Holdco in accordance with the provisions of Section 1.2, Irish Holdco shall allot and issue to the Seller, at the Share Consideration Closing, the Share Consideration credited as fully paid-up.

1.5 Share Consideration Closing. The Share Consideration Closing shall take place immediately after the SPAC Merger Effective Time, as defined in the BCA. The Parties will confirm to the acting notary the occurrence of the SPAC Merger Effective Time. At the Share Consideration Closing, Irish Holdco shall:

(a) allot and issue the Share Consideration by entering the name of the Seller in the register of members of Irish Holdco as the holder of the Share Consideration credited as fully paid-up; and

(b) if requested, deliver to the Seller a share certificate in respect if the Share Consideration, so allotted and issued.

1.6 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Irish Holdco as follows:

(a) The Seller has the power, authority and capacity to execute, deliver and perform its obligations pursuant to this Agreement.

(b) The Seller is the sole shareholder of the Company and the legal and beneficial owner of the Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgement, decree or other order applicable to the Seller, (B) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of the Seller, (C) result in or require the creation of any Lien upon any of its properties, assets or Contributed Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements); or (D) conflict with or result in a breach of or constitute a default under any provisions of the Seller’s Organizational Documents.

(d) There is no litigation, adverse proceeding or investigation pending or threatened against the Seller before any Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (C) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on Irish Holdco with respect to this Agreement or the transactions contemplated by this Agreement.

1.5 Representations and Warranties of Irish Holdco. Irish Holdco hereby represents and warrants to the Seller that it has the power, authority and capacity to execute, deliver and perform it obligations pursuant to this Agreement, including to issue the Share Consideration, and that the Share Consideration, when issued in accordance with the provisions of this Agreement (including the contribution of the Contributed Shares to Irish Holdco as consideration therefor), will be duly and validly issued fully paid-up and free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Ancillary Agreements and the Organizational Documents of Irish Holdco.

ARTICLE 2
MISCELLANEOUS

2.1 Articles of Association. The Seller hereby irrevocably waives any and all rights under or in connection with the Company’s Articles of Association which will be triggered as a consequence of the execution of this Agreement and/or the BCA or the consummation of the transactions contemplated by the BCA, including, without limitation, rights of first refusal and pre-emption rights.

2.2 New List of Shareholders. Immediately upon the issuance by Irish Holdco of the Share Consideration, the Seller shall notify the acting notary of the Share Consideration Closing, providing sufficient proof in the form of a written confirmation that the Share Consideration has been issued by Irish Holdco. The acting notary is hereby instructed to file with the commercial register of the Company immediately upon receipt of such notification a new shareholder list in accordance with Section 40 para. 2 of the German Limited Liability Companies Act.

2.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective unless stricter form is required by mandatory Law, in which case such stricter form requirement shall apply.

2.4 Entire Agreement. This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

2.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be made in accordance with Section 10.01 of the BCA.

2.6 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

2.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies with the exception of (and to the extent mandatorily required) the provisions relating to the transfer of the Contributed Shares, that shall be governed by the Laws of Germany. Each party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any action, suit or proceeding between or among the parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 2.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 2.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

2.8 Assignment. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other party.

2.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

2.10 Copies. The parties each shall receive certified copies (in electronic form) and the tax office – section corporate income tax – a simple copy of this deed.

2.11 Costs. The costs of the notarization of this Agreement shall be borne solely by Seller. The parties agree and confirm to the acting notary that the value of the Contributed Shares amounts to EUR 10,000,000.00.

HERAMBA LIMITED

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Position:	Director

HERAMBA ELECTRIC PLC

By:	/s/ Hans-Jörg Grundmann
Name:	Hans-Jörg Grundmann
Position:	Director

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